Exhibit 5.1

                            September 5, 2003

Northwest Airlines Corporation
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, Minnesota 55121

Ladies and Gentlemen:

        We have acted as counsel to Northwest Airlines, Inc., a Minnesota corporation (the "Company"), and to Northwest Airlines Corporation, a Delaware corporation ("NWA Corp."), in connection with the Registration Statement on Form S-4 (File No. 333-105356) (the "Registration Statement") filed by the Company and NWA Corp. with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $576,435,000 aggregate principal amount of Class D Pass Through Certificates, Series 2003-1 (the "Class D Certificates") and the issuance by NWA Corp. of guarantees (the "Guarantees") with respect to the Class D Certificates. The Class D Certificates will be issued pursuant to the Pass Through Trust Agreement dated as of June 3, 1999 by and among NWA Corp., the Company and U.S. Bank Trust National Association, as trustee and successor to State Street Bank and Trust Company of Connecticut, National Association (the "Basic Agreement"), and the Trust Supplement No. 2003-1 to the Basic Agreement (the Basic Agreement as so supplemented, the "Pass Through Trust Agreement"), by and among NWA Corp., the Company and U.S. Bank Trust National Association, as trustee (the "Trustee").

        We have examined the Registration Statement and the Pass Through Trust Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and NWA Corp.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that

          (a)   the Basic Agreement is the valid and legally binding obligation of the Trustee,

          (b)   at the time of execution, authentication, issuance and delivery of the Class D Certificates, the Class D Certificates and the Trust Supplement related thereto will be the valid and legally binding obligation of the Trustee, and

          (c)   at the time of execution, authentication, issuance and delivery of the Class D Certificates, the Trust Supplement related to the Class D Certificates will have been duly authorized, executed and delivered by the Company.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

          1.     Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Class D Certificates, the terms of the offering thereof and related matters by the Board of Directors of the Company and NWA Corp., a duly constituted and acting committee of such Boards or duly authorized officers of the Company and NWA Corp. and (b) the due execution, authentication, issuance and delivery of the Class D Certificates, upon payment of the consideration therefor as contemplated by the Registration Statement and otherwise in accordance with the provisions of the Pass Through Trust Agreement, the Class D Certificates will be validly issued and will be entitled to the benefits of the Pass Through Trust Agreement.

          2.     Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of NWA Corp., a duly constituted and acting committee of such Board or duly authorized officers of NWA Corp., (b) the due execution, authentication, issuance and delivery of the Class D Certificates, upon payment of the consideration therefor as contemplated by the Registration Statement and otherwise in accordance with the provisions of the Pass Through Trust Agreement, and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of NWA Corp. enforceable against NWA Corp. in accordance with their terms.

        Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding equity or at law) and (3) an implied covenant of good faith and fair dealing.

        Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Minnesota, we have relied upon the opinion of Michael Miller, Esq., Vice President, Law and Secretary of Northwest, dated the date hereof.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware General Corporation Law and, to the extent set forth herein, the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP